Exhibit 10.43

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CON-001453-CIGNA-2006

SOFTWARE LICENSE AND SERVICES AGREEMENT

This Software License And Services Agreement (this “Agreement”) is made as of September 28, 2006 (the “Effective Date”) by and between Connecticut General Life Insurance Company, a Connecticut corporation having a place of business at 900 Cottage Grove Road, Bloomfield, Connecticut 06152 (“Customer”), and Chordiant Software, Inc., a Delaware corporation having its principal place of business at 20400 Stevens Creek Blvd., Suite 400, Cupertino, CA 95014 (“Chordiant”). The terms of this Agreement shall apply to each Software license granted by Chordiant under this Agreement, which shall be identified on the Order Form.

1. Definitions.

(a)  “CIGNA Entities” means (i) Customer and Customer subsidiaries, divisions and affiliates, as well as any divested or spun off Customer entities or divisions, (ii) business partners, members, suppliers or customers of the entities set forth in (i) and (iii) healthcare providers; provided that all individual users of such partners, members, suppliers, customers and healthcare providers shall be considered users for purposes of counting the Number of Concurrent Users.

(b)  “CIGNA Agent” means International Business Machines Corporation or such other third party service provider or providers designated by Customer.

(c)  “Number of Concurrent Users” means the peak sum of simultaneous users at any given time within a twelve (12) month period.

(d)  “Delivery Date” means the date on which Chordiant delivers the Software to Customer or its designee, or if no delivery is necessary, the Effective Date set forth above or on the relevant Order Form.

(e)  “Designated Contact” means the contact person or group designated by Customer who shall coordinate all Support requests to Chordiant.

(f)  “Documentation” means all documentation, technical manuals, operator and user guides and manuals, flow diagrams, file descriptions and other written information describing the functions, operational characteristics and specifications of the Software or other technology, or explaining how to install, use, maintain or support the Software or other technology. Documentation is provided in CD-ROM or bound form, whichever is generally available.

(g)  “Error” means a reproducible error, defect or problem in the Supported Program or Documentation which causes the Supported Program not to operate substantially in accordance with the Documentation

(h)  “License Fee” means the license fee(s) payable by Customer or CIGNA Agent pursuant to Section 8 and as set forth in any particular Order Form.

(i)  “Order Form” means the document in hard copy form by which Customer orders Software licenses, and which is agreed to by the parties, or which is agreed to between Chordiant and a CIGNA Agent (and where the licensed Software is listed on Schedule A hereto). The Order Form shall reference the Effective Date and be governed by the terms of this Agreement.

(j)  “Resolution” means a modification or workaround to the Supported Program and/or Documentation provided by Chordiant to Customer that resolves an Error without additional cost to Customer or adverse impact to the CIGNA Entities.

(k)  “Services” means work performed by Chordiant for Customer pursuant to a Statement of Work agreed to by the parties under this Agreement.

(l)  “Software” means the software referenced in a particular Order Form in object code form, which consists of proprietary Chordiant software, and Third Party Software and Open Source Code Software embedded therein, and the media, Documentation and any Updates thereto. Additionally, the Customer shall be provided with certain source code elements of the proprietary Chordiant software pursuant to Section 2.6 and may be provided with the entire source code of the proprietary Chordiant software from the Source Code escrow pursuant to Section 2.7, if appropriate.

(m)  “Support” means ongoing maintenance and support services provided by Chordiant and/or CIGNA pursuant to the terms of this Agreement as set forth on Exhibit A hereto, and, if more favorable to Customer, Chordiant’s current support policies. In any event, Chordiant shall be responsible for providing Minor Release Updates, Major Release Updates and Patch Updates as part of Support (and at no additional charge) under its contract with IBM and/or this Agreement.

(n)  “Supported Program” or “Supported Software” shall mean, at any given time, the then-current release and the two immediately preceding point releases from the current release of the Software in use by any of the CIGNA Entities. For example, if the most current release is 5.5, Chordiant must support 5.3, 5.4 and 5.5 or if the most current release is 6.1, then Chordiant must support 5.9, 6.0 and 6.1 (and once the current release is 6.2, then support 6.0, 6.1 and 6.2).

(o)  “Support Fee” means the support fee(s) payable by Customer or a CIGNA Agent pursuant to Section 3, if any, and as set forth in any particular Order Form. During the term of Chordiant’s services contract with IBM, IBM will pay Chordiant the Support Fee directly and Chordiant shall provide Support through IBM. In the event that the contract between IBM and Customer or the services agreement between IBM and Chordiant terminates, then Chordiant shall provide Support at fees consistent with the fees charged to IBM by Chordiant during the term of the CIGNA and IBM services agreement. Upon Customer’s request (subject to Customer having obtained IBM’s consent), Chordiant shall make such pricing information available to Customer; provided that such Support Fee may be increased from the previous year’s Support Fee by the lesser of 5% or the actual increase in the Consumer Price Index (CPI) for the previous twelve (12) month period as published by the Wall Street Journal.

(p)  “Support Hours” means the support hours specified on Schedule A for either the Standard Support period or the Premier Support period, as specified on the particular Order Form.

(q)  “Support Period” means the period during which Customer is entitled to receive Support on a Supported Program, which shall be a period of twelve (12) months beginning from the Delivery Date or, if applicable, twelve (12) months from the expiration of the preceding Support Period unless otherwise agreed in writing by the parties.

(r)  “Supported Environment” means the application server or servers on which the Documentation states the Software can operate.

(s)  “Third Party Software” means the software of Sun Microsystems, Corticon Technologies, Inc., Desiderata Software and Flux Corporation which is embedded in the Software and any other third party software embedded in the Software.

(t)  “Update” means any new release, version, enhancement, update, correction, patch, bug-fix or other modifications (regardless of how characterized) to the Software that are distributed, designed, developed or created by or for Chordiant, but excluding any Customizations or Additions. Chordiant shall provide such Major Release Updates, Minor Release Updates and Patch Updates to Customer and/or a CIGNA Agent at no additional fee at the same time as Chordiant provides them to other users or licensees of the Software as and when developed for general release. Additional Documentation is provided for Major Release Updates and Minor Release Updates. Such additional Documentation shall contain a description of any Open Source Code Software contained in the Update.

(i) “Major Release Update” shall mean any subsequent release of the Software that is a numbered release (ie, Chordiant 5 Foundation, or Chordiant 6 Foundation).

(ii) “Minor Release Update” shall mean any subsequent release of the Software that is a dot-, numbered release (ie, Chordiant 5.1 Foundation). All Minor Release Updates shall be included in the next Major Release Update.

(iii) “Patch Update” shall mean any subsequent release of the Software that is a dot-, dot- numbered release (ie, Chordiant 5.1.1 Foundation) and is typically a patch. All Patch Updates shall be included in the next Minor Release Update.

2. Software License.

2.1 Rights Granted.

(a) Chordiant hereby grants to the CIGNA Entities a worldwide, irrevocable, perpetual, non-exclusive, fully-paid, royalty-free, license to reproduce, use, modify, enhance, perform, display, distribute and sublicense to CIGNA Entities and/or CIGNA Agents, directly and indirectly, through one or more tiers of sublicensees, and make derivative works of the Software listed on Schedule A hereto (and any amendments to Schedule A and any Order Forms subsequently entered into between Customer and Chordiant) for use in connection with the business operations of the CIGNA Entities.

(b) The license granted in this Section 2.1 includes the object code version of the licensed Software (including all Third Party Software) and includes all Updates of the Software to be provided to Customer promptly upon release. Additionally, the license includes certain source code elements of the proprietary Chordiant software pursuant to Section 2.6 and may include the entire source code of the proprietary Chordiant software from the Source Code escrow pursuant to Section 2.7, if appropriate.

(c) Customer shall have the right to make such copies of the Software as Customer deems reasonably necessary, including for back-up, testing, disaster recovery, development or archival purposes. All titles, trademarks and copyright or other restricted rights notices shall be reproduced in any such copies.

(d) Customer shall have the right to allow third parties to use the Software for the operations of the CIGNA Entities (for example, third parties involved with disaster recovery, the integration of the Software with the systems of CIGNA Entities, development and production), so long as Customer is responsible for use of the Software is in accordance with the terms of this Agreement (unless the third party has a direct agreement with Chordiant in which case CIGNA shall not be responsible and Chordiant shall look to its agreement with such third party).

(e) Notwithstanding anything contrary in this Agreement, the CIGNA Entities and their agents, contractors and third party service providers (and their affiliates and subcontractors), wherever located, may access, use, modify, enhance, create derivatives works of and install the Software solely for the benefit of the business operations of the CIGNA Entities. The Software may be installed at the locations, facilities and systems owned or leased by the CIGNA Entities and their agents, contractors and third party service providers (and their affiliates and subcontractors) solely for the benefit of the business operations of the CIGNA Entities.

2.2  Restrictions

(a) Chordiant has obtained the right for the CIGNA Entities to use any Sun Microsystems, Inc. software or any other third party software that is embedded in the Software in connection with any use of the Software as contemplated by Section 2.1.

(b) Customer agrees not to engineer, disassemble, de-compile, or any other attempt to derive source code from the Software for which source code was not provided pursuant to Section 2.6 or from the Third Party Software, except to the extent required to obtain interoperability with either independently created software or as specified by law.

(c) Chordiant and its suppliers shall retain all title, copyright and other proprietary rights in the Software. Customer does not acquire any rights, express or implied, in the Software, other than those specified in this Agreement. Customer agrees that it shall not publish any results of benchmark tests run on the Software, other than for the internal use of the CIGNA Entities.

2.3 Transfer.

(a) Customer may use the Software on any Supported Environment available as of the Effective Date or thereafter without the payment of an additional license fee so long as Customer’s usage of the Software does not exceed the scope of the license it acquired for use.

  (b) If Customer divests part of its business or an Affiliate ceases to be an Affiliate (in each instance the “Former Business”), Customer may sublicense use of the Software, assign a designated number of licenses to that Former Business or provide services to such Former Business with respect to the use of the Software to the Former Business; provided that the continued use of the Software by or for the Former Business shall be considered a part of the underlying license for the purpose of counting the Number of Concurrent Users and the number of CPUs in use.

2.4 Verification. At Chordiant’s written request, not more frequently than annually, Customer shall furnish Chordiant with a signed certification verifying that the Software is being used pursuant to the provisions of this Agreement and applicable Order Form. Chordiant (or Chordiant’s designee) may audit Customer's use of the Software. Any such audit shall be conducted at Chordiant’s cost and expense during regular business hours at Customer's facilities and shall not unreasonably interfere with Customer's business activities. Chordiant agrees that its employees shall comply with Customer’s reasonable security and confidentiality requirements during the audit. If an audit reveals that Customer has underpaid fees to Chordiant, Customer shall be invoiced directly for such underpaid fees based on the rates set forth in the applicable Order Form. Payment of such underpaid fees shall be Chordiant’s sole and exclusive remedy in the event of an underpayment by Customer.

2.5 Customizations and Additions. Modifications, enhancements and derivatives works of the Software, including certain software objects applicable to the business of the CIGNA Entities, are referred to herein as “Customizations”. Additions, bolt-ons or other software that interacts or interfaces with the Software are referred to herein as “Additions”. Any Customizations made by Customer either directly or through their third parties other than Chordiant shall be owned by Customer (“Customer Customizations”). All right, title and interest to any Customizations made by Chordiant on behalf of Customer or CIGNA Agents, either directly or indirectly (“Chordiant Customizations”), shall be owned by Chordiant. Chordiant hereby grants Customer a license to such Chordiant Customizations on the same terms and conditions as those set forth in Section 2 pertaining to the originally licensed Software, and such Chordiant Customizations shall be considered licensed Software under this Agreement. Any Additions shall be owned by Customer, and Chordiant hereby assigns all rights, title and interests to such Additions to Customer. To the extent that Customer desires to have Chordiant incorporate such Customer Customizations or Additions (collectively, “Customer Specific Objects”) into Chordiant’s Software (and Chordiant agrees, in its sole discretion, to incorporate such Customer Specific Objects), Customer shall promptly deliver to Chordiant the source and object code versions (including documentation) of such Customer Specific Objects, and any updates or modifications thereto, and hereby grants Chordiant a perpetual, irrevocable, worldwide, fully-paid, royalty-free, non-exclusive, license to reproduce, modify, use, perform, display, distribute and sublicense, directly and indirectly, through one or more tiers of sublicensees, such Customer Specific Objects (provided that any use by Chordiant shall be on an “as-is” basis” at Chordiant’s sole risk, with no obligation on the part of Customer to maintain or support).

2.6 Additional Software Restrictions.

(a) Customer acknowledges that any Software licensed under this Agreement shall primarily be in object code format. However, Customer acknowledges that certain licensed Software may include source code based files. Customer acknowledges that the Software, its structure, organization and any human-readable versions of a software program (“Source Code”) constitute valuable trade secrets that belong to Chordiant and/or its suppliers.

(b) To the extent that Chordiant includes such Source Code within its Software, such Source Code shall be deemed licensed Software under the terms of this Agreement and the Order Form. Customer may modify the Source Code in accordance with Section 2.5 and as Customer otherwise deems necessary or useful in support of Customer’s authorized use of the Software.

(c) Customer agrees that it shall only disclose the Source Code to authorized employees of CIGNA Entities and authorized third parties and contractors of CIGNA Entities who (i) require access thereto for a purpose authorized by this Agreement, and (ii) are subject to confidentiality obligations to protect third party confidential information.

(d) Customer shall use the same degree of care is to prevent the unauthorized use, dissemination, or publication of the source code (i.e., human readable) of the Software (the “Source Code”) and the Software as Customer uses to protect its own confidential information of a like nature, but in no event shall the safeguards for protecting such Source Code, and the Software be less than a reasonably prudent business would exercise under similar circumstances. Customer shall take prompt and appropriate action in an effort to prevent unauthorized use or disclosure of such Source Code and the Software, including, without limitation, storing such Source Code only on secure central processing units or networks and requiring passwords and other reasonable physical controls on access to such Source Code.

2.7 Source Code Escrow. Within 30 days of the Effective Date Chordiant shall take such steps as are necessary to enable Customer to obtain the Source Code that it not been provided under the terms of the Escrow Agreement between Chordiant and Iron Mountain Intellectual Property Management, Inc., as successor-in-interest to Source File LLC, as Escrow Agent, a copy of which has been provided to Customer, in the event that Chordiant undergoes a change of control, assigns all or part of this Agreement, enters into a voluntary or involuntary receivership arrangement, bankruptcy or other insolvency proceedings, or otherwise ceases to be in business or ceases to maintain or otherwise support the Software for Customer. Chordiant shall not cancel said agreement during the term of this Agreement without the prior written consent of Customer. In the event that during the term of this Agreement the Source Code is changed, Chordiant shall provide updated Source Code and any supporting documentation to the Escrow Agent. Customer's use of the Source Code is limited to support and maintenance of the Software and is otherwise subject to the terms of this Agreement. Customer acknowledges that the Software Source Code does not include the source code for the Third Party Software.

3. Maintenance and Support Services.

3.1 Maintenance and Support Services. If annual Support services are purchased by IBM on behalf of Customer, then such Support services shall be provided by Chordiant (through IBM) to Customer pursuant to the terms of Chordiant’s services agreement with IBM (which shall at a minimum include the services and obligations set forth in this Agreement). If annual Support services are purchased directly by Customer, then such Support services shall be provided by Chordiant to Customer under the terms of this Agreement or, if more favorable to Customer, Chordiant’s support policies in effect on the date Support is ordered by Customer. For as long as Customer or a CIGNA Agent notifies Chordiant that it wishes to purchase Support, Chordiant shall offer to provide such Support. Notwithstanding the foregoing, Chordiant shall provide Support under its agreement with IBM for Customer for as long as the services agreement between Chordiant and IBM is in place (or such longer period as support has been paid for by IBM), and IBM has paid the then current Support Fee. If, during the term of Customer’s services agreement with IBM, IBM has not paid any undisputed Support Fees within 60 days after the commencement of the then current renewal Support Period, then Chordiant shall notify Customer in writing of such failure. If Chordiant does not receive payment of the then current undisputed Support Fee within 30 days following receipt of notice to Customer, from either Customer or IBM, then Chordiant, in its sole discretion, may either terminate the provision of Support hereunder or agree with Customer to continue to provide Support. Support is intended to ensure that the Software operates in accordance with its Documentation on an ongoing basis.

3.2 Update Policy. Additionally, as part of Support, Chordiant shall provide Customer with Updates, if and when such Updates made available by Chordiant.

3.3 Reinstatement. Once Support has been terminated in writing by Customer for a particular Supported Program, it can be reinstated only if Customer pays a fee equal to the Support Fees that would have been payable for the period of time during which Support was terminated for such Supported Program. All Support provided to IBM under the services agreement shall count as if Customer had obtained the Support itself (and no break in support shall have occurred).

4. Consulting Services.

4.1 Consulting Services. In the event that Chordiant provides Services directly for Customer, Chordiant shall provide Services in accordance with a Statement of Work to be mutually agreed to by Chordiant and Customer. Chordiant shall charge Customer for Services performed pursuant to this Agreement on a time and materials basis at the rates set forth in the applicable Statement of Work. If a dollar limit is stated in the applicable Statement of Work for time and materials Services, the limit shall be deemed an estimate for Customer’s budgeting and Chordiant’s resource scheduling purposes; after the limit is expended, Chordiant shall continue to provide the Services on a time and materials basis, if requested by the Customer or as otherwise agreed to by the parties. Customer shall reimburse Chordiant for pre-approved actual, reasonable travel and lodging expenses incurred in conjunction with the provision of Services in accordance with Chordiant’s or Customer’s internal travel policy, as agreed upon by the parties.

4.2 Representative. Chordiant shall designate a Chordiant employee to oversee and direct Chordiant’s Services (the “Chordiant Project Manager”). Chordiant’s Project Manager shall work at the direction of the Customer project manager. Customer’s project manager shall be completely responsible for the management and direction of the Customer project. Chordiant may subcontract any portion of the work to be performed under the Agreement.

4.3 Customer’s Duties.

At no cost, Customer shall provide Chordiant with (a) adequate access to Customer’s facility to perform all work required under this Agreement; (b) all necessary safety training regarding Customer’s facility, and (c) reasonable onsite facilities, including secure storage space, a designated work area with adequate heat and lighting, and access to any needed telephone lines, communication facilities or other equipment.

4B. Intellectual Property Rights.

4B.1 Rights to Developments.

a. With regard to any Customizations or Additions developed by Chordiant for Customer or CIGNA Agents, either directly or indirectly, the provisions of Section 2.5 shall apply.

b. With regard to other deliverables or work product developed or provided by Chordiant for Customer or CIGNA Agents, either directly or indirectly, subject to paragraph a above,

i. to the extent that any of Chordiant’s pre-existing intellectual property rights (“Chordiant IP”) are embedded in any deliverable developed or provided by Chordiant to Customer or CIGNA Agents or in any CIGNA owned or licensed intellectual property (other than the Software), Chordiant hereby grants to Customer an unlimited, worldwide, perpetual, irrevocable, fully paid-up, nonexclusive, unlimited license to use and sublicense, and to permit third parties to use, the Chordiant Intellectual Property that is incorporated or embedded in any such deliverable or intellectual property for so long as such Chordiant IP remains embedded or incorporated in such deliverable or intellectual property and is not separately commercially exploited by Customer.

ii. Chordiant shall own all modifications and enhancements to, and derivatives of, Chordiant IP that are developed by Chordiant during the provision of any Services (collectively, “Chordiant New Intellectual Property”). Chordiant hereby grants to Customer an unlimited, worldwide, perpetual, irrevocable, fully paid-up license to use (and allow Customer’s agents and third parties to use) any Chordiant New Intellectual Property.

iii. Subject to the foregoing ownership and assignment rights set forth in this Section 4B.1, which take precedent over this subparagraph iii, Customer shall own, and Chordiant hereby perpetually assigns to Customer, all rights, title and interests in work product that are developed or provided by Supplier in connection with the provision of any Supplier Services.

c. Notwithstanding the foregoing, nothing in this Section 4B.1 shall expand the original scope of license of the Software set forth in Section 2 above.

d. Chordiant shall enter into an agreement with IBM that is consistent with and effectuate the terms of this Section 4B.1 and that shall not create any broader rights; provided that Chordiant may agree to assign all right, title and interest in work product or deliverables which are modifications and enhancements to, or derivative works of, IBM’s pre-existing intellectual property.

4B.2 Chordiant’s Duties.

All current and future employees and agents of and consultants to Chordiant with access to or involved in the performance of Services have executed and delivered or shall execute and deliver to Chordiant a proprietary rights agreement with Chordiant substantially consistent with the form attached as Exhibit C hereto pursuant to which such employee or consultant agrees to confidentiality and intellectual property assignment terms sufficient to enable Chordiant to meet its obligations to Customer under this Agreement.

5. Term and Termination.

5.1 Term. This Agreement shall be terminated under this Section 5 (“Term and Termination”) or as otherwise specified in the applicable Order Form. Notwithstanding any termination of this Agreement, all software licenses are irrevocable and perpetual.

5.2 Termination by Customer. Customer may terminate any Software license at any time; however, termination shall not relieve Customer’s obligations specified in Section 5.4 (“Effect of Termination”).

5.3 Termination by Chordiant. Chordiant may terminate this Agreement upon written notice if Customer materially breaches this Agreement and fails to correct the breach within 30 days following written notice specifying the breach; provided that any license previously licensed hereunder shall remain in effect during the term provided for in the license grant, and Section 2 shall survive termination of the Agreement in addition to the provisions of Section 5.4 for the duration of such term.

5.4 Effect of Termination. Termination of this Agreement or any license shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Customer’s obligation to pay all fees that have accrued under any Order Form or Statement of Work. The parties’ rights and obligations under Sections 2.2 and 2.6 (“Restrictions”), 5 (“Term and Termination”), 6 (“Indemnity, Warranties, Remedies”), 7 (“Limitation of Liability”), 8 (“Payment Provisions”), 9 (“Confidentiality”) and 10 (“Miscellaneous”) shall survive termination. Except for termination pursuant to Section 5.3, upon termination, Customer shall cease using, and shall return or destroy as directed by Chordiant, all copies of the Software and Documentation.

6. Indemnity, Warranties, Remedies

6.1 Infringement Indemnity. Chordiant shall defend and indemnify the CIGNA Entities against a third party claim arising from (a) the Software (including Updates and any Contract Property) the Documentation or the Services infringing any third party’s intellectual property rights provided that: (i) Customer promptly notifies Chordiant in writing of the claim; (ii) Chordiant has sole control of the defense and all related settlement negotiations (provided that Customer may participate in the defense at its own cost); and (iii) Customer provides Chordiant with the assistance, information and authority necessary to perform Chordiant’s obligations under this Section 6, (b) any third party software embedded in the Software and (c) and any use by Chordiant or third parties under the license granted to Chordiant under Section 2.5 Chordiant shall have no liability for any claim of infringement based on use of a superseded or altered release of Software if Chordiant notified Customer that the infringement would have been avoided by the use of a current unaltered release of the Software which Chordiant makes available to Customer and Chordiant pays the cost of implementing the new release.

If a third party claim results in preventing Customer from using the Software or if Chordiant, in its reasonable opinion, believes that the Software is likely to be held as infringing, Chordiant shall have the option, at its expense, to (i) modify the Software to be non-infringing, or (ii) obtain for Customer a license to continue using the Software. If it is not commercially reasonable to perform either of the above options, then Chordiant may terminate the license for infringing Software and refund the License Fees paid for the applicable Software license.

6.2 Warranties and Disclaimers.

(a) Software Warranty. For each Supported Software license that Customer acquires, Chordiant warrants for a period of 180 days from the Delivery Date that the Software, as delivered by Chordiant to Customer, or CIGNA’s Agent, shall substantially perform the functions described in the associated Documentation in all material respects when operated in the Supported Environment.  Provided that Customer gives Chordiant written notice of a breach of the foregoing warranty during the warranty period, Chordiant shall correct any reproducible Errors that cause the breach of the warranty in accordance with its technical support policies, or if Chordiant is unable to make the Software operate as warranted, Customer shall be entitled to terminate the Software license and recover the fees paid to Chordiant for the Software license.

(b) Media Warranty. Chordiant warrants the diskettes/CD disks media to be free of defects in materials and workmanship for thirty (30) days from the Delivery Date. Chordiant shall replace defective media.

(c) Services Warranty. Chordiant warrants that any Support or consulting services provided hereunder shall be performed in a professional and workmanlike manner in accordance with generally accepted industry practices. This warranty is valid for a period of 30 days from performance.

(d) Additional Warranties.

(i) Each party hereby represents and warrants to the other that (i) it has all requisite corporate power and authority (or if a party is not a corporation, such party represents and warrants that it has sufficient power and authority under its organizational documents or agreements) to enter into this Agreement and to carry out the transactions contemplated hereby, (ii) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate (or, as applicable, other entity) action on the part of such party, (iii) this Agreement has been duly executed and delivered by such party and (assuming the due authorization, execution, and delivery hereof by the other party) is a valid and binding obligation of such party and enforceable against it in accordance with its provisions, and (iv) its entry into this Agreement does not violate or constitute a breach of any agreement to which it is a party or otherwise bound.

(ii) Chordiant represents and warrants to Customer that (i) Chordiant has all necessary rights, title, licenses, permissions, and approvals required to grant the rights and licenses to the Software (including Third Party Software embedded therein) as set forth in this Agreement and (ii) Chordiant has not received any written notice or claim, and is not otherwise aware, that the Software (including any third party software embedded therein), or the use thereof as contemplated by this Agreement, infringes on or misappropriates, or would infringe on or misappropriate, the copyright, patent, trademark, trade secret, or other intellectual property or other proprietary rights of any third party.

(iii) Chordiant represents and warrants to Customer that in performing its obligations and exercising its rights under this Agreement, Chordiant shall comply (and shall require all of its personnel and agents involved in Chordiant’s performance under this Agreement to comply) with all applicable laws, rules, regulations, and other governmental requirements relating to or affecting this Agreement or the work to be performed by Chordiant hereunder, and that Chordiant shall obtain and maintain all permits, licenses, and consents required in connection therewith.

(iv) Except for the functions and features expressly disclosed in the Documentation, Chordiant represents and warrants to Customer that the Software (including Third Party Software embedded therein do not contain, and Chordiant shall not insert into the Software (including Third Party Software embedded therein) any lock, dongle, clock, timer, counter, hardware key, copy protection feature, replication device, “virus” or “worm,” as those terms are commonly used in the computer industry, or other software code that may (a) lock, disable, or erase the Software (including Third Party Software embedded therein), or any other software, programs, or data of Customer or its respective customers or suppliers, (b) limit or prevent full use of or copying of the Software (including Third Party Software embedded therein) as permitted under this Agreement, (c) harm or otherwise interfere with Customer’ servers or data processing hardware (including terminals, auxiliary storage, and communication and peripheral devices), or (d) require action or intervention by Chordiant or any other person to allow use of the Software (including Third Party Software embedded therein) as permitted under this Agreement.

(v) Except as set forth on Exhibit B hereto, Chordiant represents and warrants to Customer that neither the Software (including Third Party Software embedded therein) provided by Chordiant to Customer under this Agreement contain any freeware, computer code, or other items or materials that are subject to the GNU General Public License or any other open source license agreement (collectively, “Open Source Code Software”).

(vi) Chordiant represents and warrants that the Updates will be consistent with the Documentation provided and shall not reduce the functionality existing within the licensed Software. Chordiant will not seek to remove or materially reduce functionality from an Update by repacking such Updates as ‘new products’ such as to require Customer to acquire such Updates for additional license fees or cost beyond payment of the Support Fees in accordance with the terms of this Agreement and the applicable Order Form.

(e) DISCLAIMER OF WARRANTIES. Except as specifically provided herein, each party disclaims all warranties, whether express, implied or statutory, including all implied warranties of merchantability and fitness for a particular purpose. In addition, Chordiant does not warrant that the software shall operate in combinations other than as specified in the Documentation or that the operation of the Software shall be uninterrupted or error-free.

7. Limitation of Liability.

In no event shall either party or its suppliers be liable for any special, indirect or consequential loss or damage arising out of or in any way relating to this Agreement, including, but not limited to, economic loss, loss of profits, loss of opportunity, even if such party has been advised of the possibility of such damages. The limitation of liability provided in this section shall apply even if the warranties provided in Section 6 fail of their essential purpose. Except for any breach of Section 2 or Section 9, each party’s liability for damages hereunder shall in no event exceed the sum of the greater of $20,000,000 and the amount of fees paid and payable under this Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall operate to exclude or restrict either party’s liability for: (i) death or personal injury resulting solely from the negligence of the defaulting party; (ii) breach of any applicable legislation; (iii) the fraud or willful default of the defaulting party; and (iv) the indemnification and third party consent obligations.

The provisions of this Agreement allocate the risks between Chordiant and Customer. Chordiant’s pricing reflects this allocation of risk and the limitation of liability specified herein.

8. Payment Provisions.

8.1 Invoicing. All license fees shall be due upon the date of the applicable Order Form or Statement of Work and payable 30 days from receipt of an invoice and paid without deductions based on any Taxes and, except as set forth in this Agreement, shall be non-refundable and non-cancelable (without limitation on CIGNA’s right to bring a damages claim against Chordiant). Payments for the renewal of annual Support shall be due and payable within 30 days of the date of support renewal. All fees shall be paid by IBM for the license and support during the term of the services agreement between CIGNA and IBM and all claims by Chordiant for fees arising during such period shall be between Chordiant and IBM.

8.2 Payments. The parties hereby acknowledge and agree that all payments to be made by Customer hereunder shall be made by Customer and/or CIGNA Agent on behalf of Customer, as further stated an the applicable Order Form or Statement of Work. Chordiant shall bill all amounts due and payable by Customer hereunder to Customer or through CIGNA Agent, as the case may be. All payments made by Customer and/or by CIGNA Agent on behalf of Customer shall be in U.S. Dollars and directed to:

Chordiant Software Inc.
P.O. Box [*]
San Jose, CA [*]

Or wire to:

Comerica Bank
Chordiant Software, Inc.
Account#: [*]
Routing #: [*]

Notwithstanding the foregoing, if Customer or CIGNA Agent and Chordiant agree or have agreed upon a different method for making payment, they may utilize such method when making payment to Chordiant. Customer may, at any time upon prior written notice to Chordiant, make payment of any and all amounts due and payable hereunder directly to Chordiant.

8.3 Taxes. The fees in this Agreement or the applicable Order Form or Statement of Work do not include services or sales taxes on the fees charges to Customer hereunder. Chordiant is required to pay all other taxes, including property, excise, import or export, import, government fees or other taxes based on the licenses granted or services provided under this Agreement. This Section does not apply to taxes based on Chordiant revenue or income.

8.4 Disputes Invoices. Customer may withhold payments for any item(s) on Customer's invoice that Customer reasonably disputes in good faith.  Customer shall provide to Chordiant written notice of its intention to withhold payment, including the reason(s) for Customer's reasonable dispute of the invoice (the “Dispute Notice”).  Following receipt of the Dispute Notice, Chordiant shall review the invoice in question and, if appropriate, send Customer a corrected invoice.  If Chordiant does not agree with Customer's reasons for withholding payment or, if sent, the corrected invoice does not resolve the dispute to Customer's satisfaction, then either party shall notify in writing the other party of the fact that the dispute continues (the “Response Notice”).

The parties shall use commercially reasonably efforts to resolve or settle the dispute within thirty days from the date of the Response Notice. During such thirty day period, executives of both companies shall first meet in person to negotiate in good faith a resolution or settlement of the dispute. Pending settlement or resolution of the issue(s), Customer's non-payment of these items shall not constitute default by Customer, and shall not entitle Chordiant to suspend or delay its furnishing of the Support or performance of services for a period of six (6) months from the date of the Response Notice; provided that Customer pays all undisputed invoices in accordance with the provisions of Section 8.1.   After expiration of such

six month period, Customer shall pay Chordiant 50% of the amount of the disputed invoice. If not, Chordiant may suspend its furnishing of Support or performance of services covered by the disputed item(s). If so, Chordiant will not suspend its furnishing of Support or the performance of services covered by the disputed item(s) for another six month period. After the expiration of the second six month period, Customer shall pay Chordiant the remaining 50% of the amount of the disputed invoice. If not, Chordiant may suspend its furnishing of Support or performance of services covered by the disputed item(s). If, once the dispute is resolved, it is determined that Customer did not owe Chordiant all or any portion of the amounts it paid under this paragraph, Chordiant shall reimburse Customer for such payments.

9. Confidentiality.

By virtue of this Agreement, the parties may have access to information that is confidential to one another (“Confidential Information”). Confidential Information shall include but not be limited to the Software (including Source Code), Chordiant services, the terms and pricing under this Agreement, and all information clearly identified as confidential or which is self-evidently of a confidential nature.

A party’s Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party.

The parties agree to hold each other’s Confidential Information in confidence during the term of this Agreement and for a period of five years after termination of this Agreement (except for Chordiant’s Software which shall remain confidential in perpetuity). The parties agree, unless required by law, not to make each other’s Confidential Information available in any form to any third party for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

Each party agrees that its obligations and covenants are necessary and reasonable in order to protect the party disclosing Confidential Information. Each party acknowledges that its breach of its obligations would cause irreparable harm to the other party for which monetary damages would be inadequate and hereby agrees that the other party shall be entitled to seek injunctive relief under this Agreement in addition to any other remedies that may be available at law, in equity or otherwise.

Immediately upon termination of this Agreement, Chordiant shall return all of Customer’s Confidential Information.

10. Miscellaneous.

10.1 Export Administration. Each party agrees to comply with all relevant export laws and regulations of the United States, the United Kingdom and any other applicable country (“Export Laws”) to assure that neither the Software nor any direct product thereof are (i) exported, directly or indirectly, in violation of

Export Laws; or (ii) are used for any purposes prohibited by the Export Laws, including, without limitation, nuclear, chemical, or biological weapons proliferation.

10.2 Conflict of Interest. Chordiant agrees that during the term of this Agreement, it shall not provide services or contract to provide services to any third party that would prevent it from providing Software or performing Services under this Agreement for Customer, except with the prior written consent of Customer.

10.3 Insurance. Chordiant shall carry and maintain at its own cost, with companies that are rated a minimum of “A-“ in Best’s Insurance Guide or are otherwise reasonably acceptable to Customer, all necessary insurance (which shall include as a minimum the requirements set forth below) during the term of this Agreement, for damages caused or contributed to by Chordiant, and insuring Customer against claims which may arise out of or result from Chordiant’s performance or failure to perform hereunder, including: (i) statutory worker’s compensation in accordance with applicable laws, (ii) employer’s liability insurance in an amount of not less than $500,000 per occurrence, (iii) commercial general liability, including bodily injury, property damage, owners and contractors protective liability, products and completed operations liability and contractual liability, with a combined single limit of not less than $1,000,000, (iv) automotive liability covering all vehicles owned, non-owned, hired and leased with a combined single limit for bodily injury and property damage of not less than $1,000,000, (v) professional liability and errors and omissions insurance in an amount of not less than $5,000,000 per claim. Chordiant, if requested by Customer, shall provide Customer with certificates of insurance and copies of the policies of insurance reflecting the coverage and amounts set forth in this Section. Chordiant’s certificates of insurance shall contain a provision that the coverage afforded under the policy(s) shall not be cancelled without thirty (30) days prior written notice to Customer.

10.4 Notices. All notices under this Agreement shall be in writing and deemed to have been given when mailed by first class. Notices shall be sent to the addresses set forth at the beginning of this Agreement or such other address as either party may specify in writing. If notice is sent to Chordiant, it shall be sent to the attention of Chordiant’s Chief Financial Officer and Chordiant’s General Counsel.

10.5 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of acts of God, war, unforeseeable governmental action, earthquakes, or other similar cause which is beyond the reasonable control of such party.

10.6 Assignment. This Agreement is binding upon all successors and assigns of the parties. Chordiant shall not assign or subcontract all or any part of its rights or obligations hereunder except in the case of operation of law, merger, consolidate or sale of all or substantially all of its assets, without the written consent of Customer. Customer may assign or delegate its rights under this Agreement.

10.7 Waiver and Severability. The failure of a party to require performance by the other party of any provision hereof shall not affect the right to require performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and the invalid or unenforceable provision shall be changed and interpreted to best accomplish the provision within the limits of the law.

10.8 Governing Law and Jurisdiction. This Agreement shall be governed in accordance with the laws of the State of New York, without regard to any conflicts of law principles, as if this Agreement were executed in and fully performed within the State of New York. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

10.9 No Agency. Nothing contained herein shall be construed as creating any agency, partnership or other form of joint enterprise between the parties.

10.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

10.11 Customer Reference. Chordiant may not refer to Customer as a customer in sales presentations, marketing vehicles and activities, without Customer’s prior written consent.

10.12 Entire Agreement. This Agreement, the Order Form(s), together with any exhibits, completely and exclusively state the agreement of the parties. In the event of any conflict between the terms of this Agreement and any exhibit hereto, the terms of this Agreement shall control. In the event of any conflict between the terms of this Agreement and any purchase order or Order Form, the individualized terms of such purchase order or Order Form shall control, but any pre-printed terms on Customer’s purchase order shall be of no effect. This Agreement supersedes, and its terms govern, all prior proposals, agreements or other communications between the parties, oral or written, regarding the subject matter of this Agreement. This Agreement shall not be modified except by a subsequently dated written amendment signed by the parties, and any “pre-printed” terms on a Customer purchase order or other document purporting to supplement the provisions hereof shall be void.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Chordiant Software, Inc.            Connecticut General
    Life Insurance Company:

/s/ Steven R. Springsteel            /s/ Debra A. Christie
Signature                  Signature

Steven R. Springsteel                Debra A. Christie
Print Name                  Print Name

President and CEO           AVP
Print Title                  Print Title

September 28, 2006             September 28, 2006
Date               Date

Schedule A

By the terms of this Schedule A, Chordiant Software, Inc. (“Chordiant”) agrees to license its software to Connecticut General Life Insurance Company (“CIGNA”) in accordance with the terms of the Software License and Services Agreement (the “License Agreement”) dated September 28, 2006 between Chordiant and CIGNA.

SOFTWARE LICENSE

Customer Application: Contact Center Architecture

Software Product(s)	Quantity	License Type (i.e. Named User/Client, Server, Developer) URN’s (no. of)

Chordiant Call Center Browser Edition	4,000*	Concurrent Users

Chordiant Foundation Server	86*	CPU
- Application Components
- Business Process Server
- Security Server
- CTI Server
- Persistence Server
- Request Server
- JDBC Connector
- Chordiant Connector for WebSphere MQ
- Chordiant Interaction Controller

Chordiant Tools Bundle	30	Developers
- Chordiant Business Process Designer
- Chordiant Café Developer Environment

Chordiant Rules Designer	10	Designers

Chordiant Rules Server	86*	CPU

*This Schedule A shall be amended to reflect increases to the licenses for the Number of Concurrent Users ordered by Customer or CIGNA Agents. Each time the Number of Concurrent Users increases by 500, the number of CPUs increases by 8.

*In the event that the contract between IBM and Customer terminates, then Chordiant shall increase the Number of Users and number of CPUs as requested by Customer at fees consistent with the fees charged to IBM by Chordiant during the term of the CIGNA and IBM services agreement. Upon Customer’s request (subject to Customer having obtained IBM’s consent), Chordiant shall make such pricing information available to Customer.

Exhibit A - General Support Terms

1. Technical Support

Annual Support services ordered by Customer shall be provided under Chordiant’s Support policies and pricing in effect on the date Support is ordered and shall be effective upon shipment (or upon Order Form Effective Date for products not requiring shipment).

Chordiant shall make available to Customer Support in the form of access via e-mail, web and telephone (telephone access during the Support Hours only) in English to the Designated Contacts and/or via the support website for technical information, technical advice and technical consultation regarding Customer’s use of the Supported Software.

Scope of Support. The primary objective of Chordiant Product Support is to assist Customer in maintaining and/or regaining an operational state. The secondary objective of Product Support is to provide in due course the correction of any underlying Errors.

Product Support shall include the following:

(a) Problem Prevention
1.	Notification of availability of patches and releases.

(b) Problem Identification
1.	Clarification of Chordiant error messages,
2.	Assistance in identifying and verifying the causes of suspected Errors, and;
3.	Advice on bypassing identified Errors (providing workarounds) in the Supported Software.

(c) Problem Resolution
1.	Reporting and tracking product defects and enhancement requests,
2.	Resolution of defects via workaround, maintenance release or in exceptional circumstances emergency patches, and
3.	Notification of status on issues, including escalation when required.

Resolution of Errors. Chordiant shall provide an initial response acknowledging Errors reported by Customer in accordance with the priority levels and response times set out in Schedule A. Chordiant shall acknowledge each Customer report of a case by written acknowledgment setting forth a Case Problem Number for use by Customer and Chordiant in all correspondence relating to such case. Thereafter, Chordiant shall use commercially reasonable efforts to provide a Resolution.

Exceptions. Chordiant shall have no responsibility to fix any Errors arising out of or related to the following causes:
a.
any modifications or enhancements made by the Customer to the Software or the application specific environment, unless such modifications or enhancements are specifically approved in writing by Chordiant Product Support; this includes but is not limited to;

- location of binaries
- scripts provided by Chordiant
- any application specific object (e.g., table, view, index, trigger)
- any application specific operating system permissions or role privileges

b.
Any modification or combination of the Software (in whole or in part), including without limitation any portions of the Software code or Source Code customized by the customer that is not part of the unmodified Software delivered by Chordiant or for which Chordiant has not received and acknowledged receipt of the source code and agreed to Support.

c.	Use of the Software in an environment other than a Supported Environment.
d.
Accident; electrical or electromagnetic stress; neglect; misuse; failure or fluctuation of electric power, failure of media not furnished by Chordiant; operation of the Software with other media and hardware, software or telecommunication equipment or software; or causes other than ordinary use.

2. Customer Responsibilities

Customer agrees to:
(i) Provide Chordiant with remote access to Customer’s Supported Software during the term of this Agreement via an electronic link; and
(ii) Provide any reasonable assistance that Chordiant may require from the Designated Contacts and other appropriate Customer representatives (e.g. network administrator, as the case may be) to enable Chordiant to provide Customer with Support; and
(iii) Establish and maintain the conditions of the Supported Environment in compliance with Chordiant Certified Matrix and Technical Stack developed for the installed release or any environmental operating ranges specified by the manufacturers of the components of the Designated Center. Any deviation from this Support Environment voids all Resolutions within the timeframe set forth in Exhibit A.

The Customer agrees to designate appropriately qualified and trained personnel to be the Designated Contacts, and only those individuals shall request Support services. The Customer agrees endeavor to adequately train and obtain “Chordiant certification” for, and forward to Chordiant the names and contact details of the Designated Support Contacts.

The Customer agrees to notify Chordiant Product Support promptly of any malfunction of the Supported Software.

The Customer agrees to provide Chordiant with access to and use of such of the Customer’s information and facilities reasonably necessary to service the Supported Software including, but not limited to, an accurate description of the Designated Center and the current Supported Environment, the problem being reported, the transactions and any error messages, along with screenshots and log files.

The Customer agrees to install the Current Release as soon as reasonably practicable, and in any event within the timeframe set out in Chordiant’s release policy in effect on the date Support is ordered.

SCHEDULE A

PRIORITY LEVELS AND RESPONSE TIMES:

Priority Level	Definition	Response Time to Designated Support Contact
PRIO-1 “Production down” Problem

Business impact is immediate and major, i.e. no material benefit from the Supported Software.
The Supported Software in a mission critical “live production” environment is inoperative, renders the system on which it is installed inoperable or suffers a major performance degradation. No workaround is available.
1 business hour
PRIO-2 Mission critical Problem

Business impact is immediate and significant.
The Supported Software in a production or a mission critical development environment is inoperative or fails to satisfy critical functional, operational or performance specifications.
4 business hours
PRIO-3 Serious Problem

Business impact is high but not widespread.
An aspect of the software is inoperative, causes or results in substandard or erratic performance, but nonetheless the software operates substantially in accordance with specifications.
1 business day
PRIO-4 Problem	Business impact is moderate or small. No aspect of the software is inoperative. The software operates in accordance with specifications.	5 business days

NORMAL SUPPORT HOURS
Customer shall report all problems to the closest support center. Chordiant reserves the right to alter the location(s) of its support centers, and shall inform the Customer in writing should this occur. Chordiant provides Product Support from the following support centers during their respective normal business hours as set out below:
EMEA 08:30 - 17:30 UK Time {Greenwich Mean Time (GMT) or British Summer Time (BST), as applicable}
Americas 08:30 - 17:30 Pacific Std Time (i.e. 16:30 - 01:30 UK Time, subject to time changes)
Asia/Pacific 08:30 - 17:30 Melbourne, Australia (i.e.23:30 - 08:30 UK Time, subject to time changes)

“Standard Support” means calls from any priority level which are supported from Monday to Friday during the normal business hours for Customer’s closest support center as set out above.
“Premier Support” means, in addition to Standard Support, Customer shall receive extended 24 Hour support in respect of PRIO-1 CALLS FOR CHORDIANT’S PLATFORM AND FOUNDATION SOFTWARE ONLY from Monday to Sunday inclusive as noted below (not available for Application Products).

Notes:
(a)	PRIO-1 calls are to be placed by phone and followed up with a detailed explanation of the problem via e-mail to the respective regional support center.
(b)	The Customer may categorize the priority level in accordance with the above definitions when reporting the problem.

EXTENDED 24-HOUR SUPPORT
(Applicable to ‘PRIO-1’ Calls on Chordiant’s Platform and Foundation software only)

In respect of “Standard Support” and “Premier Support” for Platform and Foundation software products only, Chordiant extends support hours for the applicable days to 24 hours per applicable day for PRIO-1 calls only. Outside the normal regional support hours, Chordiant shall decide if the Prio-1 Case continues to be handled by the EMEA support center, or if the PRIO -1 call shall “follow the sun” to another support center and shall, if required, initiate a page to 24-hour on-call Product Support engineers.
Please note that the extended 24 hour support in respect of ‘PRIO-1’ calls set forth above is only available and applicable to customers licensing Chordiant’s platform or foundation software, and does not apply to any other Chordiant application software, including but not limited to Chordiant’s Marketing Director or Selling Director product suites.

Exhibit B - Open Source Software

[*]

EXHIBIT C

Form Non-Disclosure and Assignment Agreement

EXHIBIT C

Form Non-Disclosure and Assignment Agreement

THIS NON-DISCLOSURE AND ASSIGNMENT AGREEMENT (this “Agreement”), dated as of this ____ day of ____________, 200__, is entered into by and between Chordiant Software, Inc. (“Chordiant”) and [insert Chordiant employee or contractor full name]

W I T N E S S E T H:

WHEREAS, my full name is [insert Chordiant employee or contractor full name] and I am employed by or acting as a consultant to Chordiant;

WHEREAS, IBM provides certain services (the “Services”) to Connecticut General Life Insurance Company, its affiliates and certain other entities designated by Connecticut General Life Insurance Company (collectively, “CIGNA”) under that certain Master Services Agreement by and between CIGNA and IBM, dated as of September 28, 2006 (the “MSA”);

WHEREAS, Chordiant provides certain services to IBM under that certain Statement of Work by and between Chordiant and IBM dated as of September 28, 2006 (the “SOW”) on behalf of CIGNA;

WHEREAS, Chordiant provides licenses and rights to CIGNA pursuant to a certain agreement between Chordiant and CIGNA dated as of September 28, 2006 (the “CIGNA Agreement”);

WHEREAS, CIGNA possesses certain Confidential Information (as defined below) relating to its business processes, products and technology;

WHEREAS, I understand and agree that I will have access to such Confidential Information during my [employment] [consultancy] with Chordiant; and

NOW THEREFORE, in consideration for and as a condition to my assignment to the CIGNA account, I agree to be bound by the terms set forth herein.

1.
Definition of Confidential Information. As used herein, “Confidential Information” shall mean any and all materials, information, processes, methodologies, tools, software programs, code, intellectual property and other data, technical or non-technical, whether written, electronic, graphic or oral, furnished or disclosed by CIGNA or on CIGNA’s behalf to you (by IBM or otherwise), either directly or indirectly, with the exception only of the following: (a) information that is now in the public domain or subsequently enters the public domain through no fault or act of the receiving party; (b) information that is presently known or becomes known to the receiving party from its own independent source as evidenced by the receiving party; (c) information that the receiving party receives from any third party not under any obligation to CIGNA to keep such information confidential; (d) information that is independently developed by the receiving party as proven by the receiving party’s written records; and (e) as otherwise allowed in the SOW and the MSA.

2.	Non-Disclosure Obligations. I hereby understand and agree:

(a)
To use the same care and discretion to avoid disclosure, publication or dissemination of Confidential Information as I use with respect to Chordiant’s own similar information that it does not wish to disclose, publish or disseminate and use Confidential Information solely to the extent required to fulfill Chordiant’s obligations under the SOW and IBM’s obligations or exercise IBM’s rights under the MSA.

(b)	Not to deliver to or disclose or otherwise make available to anyone any Confidential Information except as authorized in the SOW and the MSA.

(c)
Except as otherwise expressly stated in this Agreement, not to disclose the existence of this Agreement, any of the activities which may take place pursuant to this Agreement, the relationship formed, if any, under this Agreement or the other party’s interest in the subject matter to which this Agreement relates, to anyone except those employees of Chordiant, CIGNA and IBM with a need to know unless authorized in the SOW and the MSA.

(d)
That Confidential Information delivered by CIGNA (or by IBM, on CIGNA’s behalf), and all copyright, patent, and other proprietary rights therein, shall remain property of CIGNA or its direct and indirect subsidiaries and affiliates, as the case may be, at all times.

(e)
Nothing contained herein shall be construed as: (i) granting to me any right, title or interest in or to, or any license under, any patent or patent application, now or subsequently owned by CIGNA or IBM or their respective designees; and (ii) granting to me any right, title or interest in or to, or any license under Confidential Information provided by CIGNA (or by IBM, on CIGNA’s behalf).

(f)
Upon Chordiant’s completion of Services to IBM and CIGNA, or IBM’s completion of Services to CIGNA, or upon CIGNA or IBM’s earlier request: (i) I shall immediately cease using the Confidential Information; and (ii) return Confidential Information (including all copies and summaries thereof) to CIGNA (or IBM, on CIGNA’s behalf), or, at the CIGNA’s option, destroy the same promptly after a written or oral demand. Upon CIGNA or IBM’s request, I shall certify to the requesting party in writing that I have complied with my obligations under this paragraph.

3.	Assignment Obligations. I hereby understand and agree:

(a)
That during the course of my employment, I may work on and be a part of the development of technology, processes, methodologies, and other work product for CIGNA (or IBM, on CIGNA’s behalf). In accordance with the provisions of the SOW and the CIGNA Agreement, I hereby assign to Chordiant any technology, processes, methodologies, and other work product developed by me and such technology, processes, methodologies, and other work product which shall become the sole and absolute property of Chordiant to enable Chordiant to meet its obligations under the SOW and the CIGNA Agreement and for IBM to meet its obligations to CIGNA under the MSA.

(b)
That any and all inventions, improvements, discoveries, technologies, processes, methodologies, and other work product developed or discovered by me as a result [of my employment at] [or consultancy with] Chordiant shall be fully disclosed to Chordiant (or IBM, on CIGNA’s behalf, as required by the MSA), and in accordance with the provisions of the SOW I hereby assign the same to Chordiant, and the same shall become the sole and absolute property of Chordiant to enable Chordiant to meet its obligations under the SOW and the CIGNA Agreement and for IBM to meet its obligations to CIGNA under the MSA. Upon the request of IBM or CIGNA, I shall execute, acknowledge, and deliver such assignments and other documents as Chordiant, IBM or CIGNA may consider necessary or appropriate to vest all rights, titles, and interests in Chordiant to enable Chordiant to meet its obligations under the SOW and the CIGNA Agreement and to enable IBM to meet its obligations to CIGNA under the MSA.

4.	Remedies. I hereby understand and agree:

(a)
That unauthorized use or disclosure of Confidential Information may likely result in substantial monetary and other damages to CIGNA (or IBM, on CIGNA’s behalf) and their respective direct and indirect subsidiaries and affiliates and will subject me to disciplinary action, including termination of employment, and civil and criminal legal proceedings.

(b)
That the unauthorized use or disclosure of Confidential Information may give rise to irreparable injury to CIGNA (or IBM, on CIGNA’s behalf) and acknowledge that remedies other than injunctive relief may not be adequate. Accordingly, IBM and CIGNA and their respective direct and indirect subsidiaries and affiliates have the right to seek equitable and injunctive relief to prevent the unauthorized disclosure of Confidential Information.

5.	Miscellaneous. I hereby understand and agree:

(a)
This Agreement embodies the entire understanding between the parties as to the subject matter of this Agreement and supersedes and replaces any and all prior understandings, arrangements and agreements whether oral or written relating to the Confidential Information. The terms of this Agreement shall not be amended or modified except in writing signed by each of Chordiant and me.

(b)	The provisions of this Agreement shall survive the expiration or termination of the MSA and the SOW for a period of seven (7) years.

(c)	This Agreement is a personal, indivisible, nontransferable agreement and may not be assigned or transferred, in whole or in part, by either party.

(d)	CIGNA shall be an intended third party beneficiary of this Agreement but only as to individuals who are no longer employed by Chordiant or retained as a consultant by Chordiant.

(e)	This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without respect to its rules on the conflict of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as set forth below.

CHORDIANT SOFTWARE, INC.	[insert Chordiant employee or contractor full name]

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: